Exhibit 99.1

Press Release

Investor Contact:	Raymond J. Pacini	June 28, 2007
Chief Executive Officer
949-250-7781

CALC Announces Model-Home Grand Opening at Brightwater

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) announced today that on August 11, 2007 its Hearthside Homes, Inc. subsidiary will open model homes at the first two neighborhoods in the Company’s Brightwater master-planned community in Huntington Beach, California. The grand opening will present eight model homes for The Trails and The Sands neighborhoods which will offer 140 of the 356 total homes to be constructed at Brightwater.

Brightwater represents one of the last opportunities to develop a master-planned community on the Southern California coast.  The Brightwater community is located near the corner of Pacific Coast Highway and Warner Avenue in Huntington Beach, and overlooks the Pacific Ocean and the recently restored 1,200-acre Bolsa Chica Wetlands.

The Trails homes range from approximately 1,710 to 1,950 square feet, with three to four bedrooms and two and one-half baths, plus a two-car garage.  The Sands homes range from approximately 1,925 to 2,160 square feet, with four bedrooms and two and one-half to three baths, plus a two-car garage.  Both The Trails and The Sands were designed by Bassenian Lagoni architects and feature four different elevations: Craftsman, Hampton, Traditional and Victorian.  The Trails and The Sands are expected to be offered at prices starting in the low to mid $1 millions.  Floor plans and additional information are available on the Brightwater website at: www.brightwaterhb.net, where potential buyers can also submit pre-qualification applications to be placed on the Brightwater priority list for the 62 homes at The Trails and 78 homes at The Sands.

The Company expects to host a second grand opening in the fall for its larger homes in The Cliffs and The Breakers neighborhoods, which were also designed by Bassenian Lagoni and feature Cottage, Craftsman, Hampton, and Traditional elevations.  The Cliffs homes range from approximately 2,720 to 3,480 square feet, with three to five bedrooms and two and one-half to four baths, plus a two- or three-car garage.  The Breakers homes range from approximately 3,160 to 4,140 square feet, with four to five bedrooms and three and one-half to five and one-half baths, plus a three- or four-car garage.  The Cliffs and The Breakers are expected to be offered at prices starting in excess of $2 million.  Potential buyers of The Cliffs and The Breakers homes will have an opportunity to submit applications to pre-qualify on the www.brightwaterhb.net website in the early fall in order to be placed on the Brightwater priority list for the 107 homes to be offered at The Cliffs and 109 homes at The Breakers.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 110 acres on the Bolsa Chica mesa, where construction commenced in June 2006 for the development of the Brightwater community.  Hearthside Homes has delivered over 2,000 homes to families throughout Southern California since its formation in 1994.